UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Questar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUESTAR CORPORATION

180 East 100 South

P. O. Box 45433

Salt Lake City, Utah 84145-0433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 15, 2007

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (the “Company”), will be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 15, 2007, at 8:00 a.m. local time. The purpose of the meeting is to:

1.	Elect five directors to serve three-year terms; and

2.	Act on any other matters that may properly come before the meeting.

Only holders of common stock at the close of business on March 19, 2007, the record date for this solicitation, may vote at the Annual Meeting or any adjournment of it. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. This proxy statement is being mailed to shareholders along with the enclosed proxy card on or about April 6, 2007.

By Order of the

Board of Directors

Abigail L. Jones

Vice President, Compliance and

Corporate Secretary

Salt Lake City, Utah

April 6, 2007

YOUR VOTE IS IMPORTANT.

It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Alternatively, you may vote by Internet or telephone by following the instructions described on the proxy card. You may revoke your proxy at any time before it is voted.

QUESTAR CORPORATION PROXY STATEMENT

May 15, 2007

The Board of Directors of Questar Corporation is soliciting proxies from its shareholders to be used at the Annual Meeting on Tuesday, May 15, 2007. This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, holders of common stock will elect five directors of the Company for three-year terms that expire in May of 2010. Information concerning the Annual Meeting, and solicitation of proxies for it, is presented in a question-and-answer format.

Q:	What am I voting on?
A:	You can cast your votes to elect five nominees for director positions to serve new three-year terms. The nominees for new three-year terms are five incumbent directors: Ms. Teresa Beck, Mr. R. D. Cash, Mr. Robert E. McKee III, Mr. Gary G. Michael, and Mr. Charles B. Stanley.

Q:	Who can vote?
A:	Shareholders who owned shares as of the close of business on March 19, 2007. Each holder is entitled to one vote for each share held on such date.

Q:	How do I vote?
A:	You may vote in person at the meeting or by proxy. You may vote by proxy via mail, Internet or telephone by following the instructions described on the proxy card. If you elect to vote by mail and return a signed proxy card but do not indicate how you want to vote, your shares will be voted for the named nominees. You have the right to revoke your proxy by notifying the Company’s Corporate Secretary prior to the meeting, by returning a later-dated proxy, or by voting in person at the Annual Meeting.

If you own shares through a broker or other nominee, you must return your proxy card to the broker. Your votes cannot be counted if you send the proxy directly to the transfer agent.

Q:	What does it mean if I get more than one proxy card?
A:	It means that you hold shares registered in more than one account. Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:	Who is soliciting my proxy?
A:	Questar’s Board of Directors.

Q:	Who is paying for the solicitation?
A:	The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.

Q:	What constitutes a quorum?
A:	On March 19, 2007, the Company had 86,081,741 shares of common stock outstanding. A majority of the shares, or 43,040,871 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting. The Company’s Bylaws provide that votes “withheld” from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes. Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted. Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes. Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:	Who can attend the Annual Meeting?
A:	Any shareholder of record as of March 19, 2007, can attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:	How will my vote be handled on other matters?
A:	Questar’s Bylaws limit the matters presented at an Annual Meeting to those in the notice, those properly presented by the Board of Directors, and those presented by shareholders so long as the shareholder gives the Corporate Secretary written notice of the matter at least 90 days but not more than 120 days before the meeting. We do not expect any other matter to come before the meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares. (See “Other Matters” for a detailed discussion of the Company’s Bylaw requirements.)

Q:	When are shareholder proposals due for the next Annual Meeting?
A:	To be considered for presentation at the Company’s Annual Meeting scheduled for May of 2008 and included in the proxy statement, a shareholder proposal must be received at the Company’s office no later than December 5, 2007.

QUESTAR 2007 PROXY STATEMENT	1

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes approximately equal in number, elected to serve three-year terms.

The terms of five directors, Teresa Beck, R. D. Cash, Robert E. McKee III, Gary G. Michael, and Charles B. Stanley, expire at this Annual Meeting. Unless you give other instructions for your shares, the proxies will be voted for the nominees.

All of the nominees have advised the Company that they are willing to serve as directors. However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appear below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

NOMINEES (TERMS EXPIRING IN 2010)

Ms. Teresa Beck, age 52, has served as a director of the Company since 1999. She was president of American Stores from 1998 to 1999, and was American Stores’ chief financial officer from 1993 to 1998. She is a director of Lexmark International Inc., and a trustee of Intermountain Healthcare, the Nature Conservancy and the Nature Conservancy of Utah. She serves on the University of Utah National Advisory Council and the advisory board for the David Eccles School of Business at the University of Utah.

Mr. R. D. Cash, age 64, served as the Company’s chief executive officer from October 1984 to May 2002 and as the Company’s chairman of the board from May 1985 to May 2003. He also served as president of the Company from October 1984 to February 2001. Mr. Cash has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, TODCO, Associated Electric and Gas Insurance Services Limited, and the Texas Tech Foundation.

Mr. Robert E. McKee III, age 60, was appointed to serve as a director of the Company effective April 1, 2003. He retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, including 10 years as executive vice president, exploration and production (1992-2002). During his career with Conoco, he also served as senior vice president of Dupont until October of 1998. He served as a senior advisor for the occupying Coalition Provisional Authority in Iraq where he helped plan the rebuilding of its oil industry from October 1, 2003, to March 18, 2004. He is a director of Parker Drilling Company and the Post Oak Bank, a member of the President’s Council for the Colorado School of Mines and a member of the advisory committee for the University of Texas engineering department. He is currently serving as the chairman of Enventure Global Technology.

Mr. Gary G. Michael, age 66, has been a director of the Company since 1994. He served as chairman and chief executive officer of Albertsons Inc. from February 1991 to April 2001. He served as interim president of the University of Idaho from June 2003 until August 2004. He is a director of Office Max Inc., IdaCorp Inc., Harrah’s Entertainment Inc., and The Clorox Company.

Mr. Charles B. Stanley, age 48, serves as executive vice president of the Company. He has served as a director of the Company since November 1, 2002. Mr. Stanley is president and chief executive officer of the Company’s Market Resources business segment and is the president and chief executive officer of each entity within that group: Questar Exploration and Production (oil and gas exploration and production); Wexpro (exploration and production of cost-of-service properties); Questar Gas Management (gas gathering and processing); and Questar Energy Trading (wholesale gas marketing and storage).

2 QUESTAR 2007 PROXY STATEMENT

CONTINUING DIRECTORS

(PRESENT TERM EXPIRES IN 2008)

Mr. Phillips S. Baker Jr., age 47, became a director of the Company effective February 10, 2004. He is the president, chief executive officer and a director of Hecla Mining Company. Mr. Baker served as vice president of Hecla from May 2001 to November 2001, as chief financial officer from May 2001 to June 2003, and as chief operating officer from November 2001 to May 2003, before being named as chief executive officer in May 2003.

Mr. L. Richard Flury, age 59, was first elected to the Questar Board in May 2002. He was chief executive, Gas and Power, for BP plc from January 1998 until his retirement on December 31, 2001. Prior to that, Mr. Flury held a number of senior management positions with Amoco Corp., including chief executive for worldwide exploration and production. Mr. Flury also serves as a director of Chicago Bridge and Iron Company, N.V. and Callon Petroleum Company, and as a trustee of Thunderbird – The Garvin School of International Management.

Mr. James A. Harmon, age 71, was reappointed to serve as a director of the Company in June 2001 after serving as chairman and president of the Export-Import Bank of the United States. He previously served as a director of the Company from 1976 to 1997. He currently is chairman of a financial advisory firm, Harmon & Co. LLC, and is also chairman of the Caravel Fund (International) Ltd., a global emerging markets fund. Mr. Harmon is also the chairman of the World Resources Institute, a global policy and research institution. He is a senior advisor to the Rothschild Group and is a member of its European Advisory Council. He is a member of the board of directors of the School of International and Public Affairs at Columbia University, Africare and the Center for Global Development and is a member of the J.E. Robert Cos. Global Advisory and Latin American Advisory boards, the Alfa Capital Partners Advisory Board and is the Chairman of the Marbleton Property Fund, LP.

Bruce A. Williamson, 47, became a director of Questar effective May 16, 2006. He is chairman and chief executive officer of Dynegy Inc. Mr. Williamson was named Dynegy’s president and chief executive officer and elected to that company’s board of directors in October 2002. In May 2004, the Dynegy board of directors elected Mr. Williamson as chairman. Prior to Dynegy, Mr. Williamson served in several executive positions with Duke Energy and predecessor company PanEnergy where he was vice president, finance.

CONTINUING DIRECTORS

(PRESENT TERM EXPIRES IN 2009)

Mr. Keith O. Rattie, age 53, serves as the Company’s chairman, president and chief executive officer. He was named president effective February 1, 2001, chief executive officer May 1, 2002, and chairman May 20, 2003. He also serves as a director of Zions First National Bank. He is a past chairman of the board of the Interstate Natural Gas Association of America.

Mr. M. W. Scoggins, age 59, has been a Questar director since February 2005. He has served as president of the Colorado School of Mines since June 2006. He retired as executive vice president of ExxonMobil Production Company in April 2004. He held this position from December 1999 until his retirement. He also serves as a director of Trico Marine Services, and is a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory and the Colorado Renewable Energy Authority.

Mr. Harris H. Simmons, age 52, has served as a director of Questar since 1992. He is the chairman, president and chief executive officer of Zions Bancorporation and the chairman of the board of Zions First National Bank. He also serves as a director of O. C. Tanner Company.

QUESTAR 2007 PROXY STATEMENT	3

GOVERNANCE INFORMATION

BOARD COMMITTEES

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees that are each comprised solely of independent directors. Each committee has a charter. The charters, along with the Company’s Business Ethics Policy and Corporate Governance Guidelines, are available on the Company’s Web site (www.questar.com) and in print at the request of any shareholder. The following section contains information about Board Committees.

The table below sets forth members and Chairs of the committees. The Chairs and some members of committees changed effective May 16, 2006.

Name of Director	Finance/Audit	Management Performance	Governance/Nominating	Executive

P. S. Baker Jr.	X		X

T. Beck	X1		X	X

R. D. Cash			X

L. Richard Flury		X1, 2	X	X

J. A. Harmon	X	X	X1	X

R. E. McKee III	X	X	X

G. G. Michael		X		X1

K. O. Rattie				X

M. W. Scoggins	X	X

H. H. Simmons	X		X	X

C. B. Stanley

B. A. Williamson	X

Meetings held in 2006	8	6	2	0

[1]	Chair
[2]	Mr. Flury became Chair of this Committee upon Robert E. Kadlec’s retirement in May 2006.

THE FINANCE AND AUDIT COMMITTEE

The Finance and Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company’s outside auditors; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Company’s common stock is listed on the New York Stock Exchange (NYSE) and is governed by its listing standards. The Committee has adopted a charter, referred to as a “Statement of Responsibilities,” which has been updated to reflect the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE’s listing standards. The Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request. The Company’s Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE.

MANAGEMENT PERFORMANCE COMMITTEE

The Management Performance Committee functions as the Company’s compensation committee. The Committee oversees the Company’s executive-compensation program and benefit plans and policies; administers the Long-term Stock Incentive Plan, the Long-term Cash Incentive Plan, the Annual Management Incentive Plan and the Annual Management Incentive Plan II; oversees succession planning; and annually reviews the performance of and approves all compensation decisions for officers, with a particular focus on the compensation decisions involving the Chief Executive Officer and other officers listed in the Summary Compensation Table. The Committee submits its compensation decisions for all officers to the full Board for ratification. It frequently meets in executive sessions to discuss and determine compensation for officers. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request.

The Committee, chaired by Mr. Flury, met six times in 2006. Prior to and during its February meeting, the Committee undertook a comprehensive review of executive performance and compensation to ascertain whether compensation for the Company’s officers remains consistent with the objectives and practices described in more detail in the Compensation Discussion and Analysis.

The Committee periodically retains outside consultants to perform an in-depth analysis of the total compensation paid to each of the Company’s officers. It did not retain a consultant to assist with 2006 compensation but has retained Hewitt Associates to assist with 2007 compensation.

During years such as 2006 when the Committee does not retain a compensation consultant, the Human Resources Department gathers market data for all named executive officers from various sources, including proxy statements of competitors, surveys of executive

4 QUESTAR 2007 PROXY STATEMENT

compensation developed by trade organizations such as the American Gas Association, the proxies of peer companies and online subscription sources. Mr. Rattie assists the Committee with its review of all Company executives but himself. He reviews the data, the performance of the individual officer, the performance of the officer’s business unit, the performance of the Company as a whole, and other relevant factors. He then provides initial recommendations to the Committee regarding salaries and incentive compensation for officers other than himself. Mr. Rattie has no role in determining his own compensation. The Committee reviews his recommendations in executive session and determines the final salaries and incentive compensation for each officer. In determining compensation for Mr. Rattie, the Committee reviews market analysis provided by Human Resources and discusses, in executive session, Mr. Rattie’s performance, the Company’s performance and other relevant factors.

The Committee delegates to its Chair, Mr. Flury, authority to ratify small grants of restricted stock for the purpose of hiring or retaining key employees, particularly in highly competitive professional disciplines. Mr. Rattie authorizes those grants. The full Committee then approves them at its next meeting.

GOVERNANCE/NOMINATING COMMITTEE

The Governance/Nominating Committee, which functions as the Company’s nominating committee, is also responsible for governance activities, particularly Board and Committee evaluations and Committee assignments. All members are independent directors. The Committee is currently chaired by Mr. Harmon, a long-term member of the Board. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request. The Statement of Responsibilities defines the criteria for nominees for director positions, including nominees recommended by shareholders and self-nominees. These criteria are a framework for evaluating all nominees as well as incumbent directors. The key criteria are: experience as a senior officer, e.g., chief executive officer, president, chief financial officer, of a public company, or extensive experience in finance or accounting; active in business at least part-time with skills and experience necessary to serve as chair of a board committee; willingness to commit time and energy to service as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations.

The Committee will consider shareholder nominations using the criteria listed above. Shareholders interested in submitting the names of candidates who satisfy at least most of the criteria listed above should submit in writing the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s address. Nomination letters addressed to the Chair of the Governance/ Nominating Committee, at the Company’s address, will be forwarded without screening.

EXECUTIVE

The Executive Committee acts on behalf of the Board of Directors and handles special assignments. The Committee’s Statement of Responsibilities is available on the Company’s Web site at www.questar.com and in print at a shareholder’s request. The Chairman of the Committee (currently Mr. Michael) must be an independent director and functions as the Company’s lead director, presiding over the executive sessions of the non-management directors who meet in regularly-scheduled executive sessions without management. The lead director is selected by the Governance/Nominating Committee, which has established the following criteria to Board members for selecting a lead director:

1.	Independence as defined by the New York Stock Exchange;

2.	Experience on the Company’s Board of Directors;

3.	Experience as Chair of the Board’s other committees;

4.	Willingness to commit time and energy to serve as lead director;

5.	Experience in the Company’s lines of business or understanding of the Company’s business environment;

6.	Ability to exercise independent judgment and make analytical inquiries; and

7.	Integrity and leadership skills.

INDEPENDENCE OF DIRECTORS

With the exception of Messrs. Rattie and Stanley, all of the Company’s directors are independent as defined by the NYSE. The criteria applied by the company in ascertaining independence are available on its Web site at www.questar.com and in print upon request of a shareholder. The Company takes the view that a director who has a relationship with a company or other entity that purchases gas from Questar Gas Company at regulated rates can still be considered independent. In determining which directors are independent, the Board considered the following:

Effective May 20, 2006, the Board determined that Mr. Cash now satisfies the criteria for an independent director. In making this determination, the Board considered Mr. Cash’s service as president and chief executive officer of the Company until May 2002 and as Chairman of the Board until May 2003. This determination complied with the Company’s Corporate Governance Guidelines and the Listed Company Manual of the NYSE sections 101.A.01 and 02. The Board made an affirmative decision that it had considered all of the facts and circumstances and that Mr. Cash is independent.

Mr. Scoggins became President of the Colorado School of Mines during 2006. In 1993, the Questar Educational Foundation set aside a number of shares of Company stock to be used to benefit the Colorado School of Mines and more than ten other colleges and universities. Periodically since 1993 the Foundation has sold some of those shares and has given the proceeds to the school. During 2006, the Foundation contributed $15,279 to the Colorado School of Mines. The Company also contributed $3,000 to the Geology

QUESTAR 2007 PROXY STATEMENT	5

Department and $100 to the Mines Fund as the designated charity in recognition of a retired director’s birthday. The Board of Directors determined that these contributions did not affect Mr. Scoggins’ independence.

COMMUNICATIONS WITH DIRECTORS

Interested parties may communicate with the Board of Directors, including Mr. Gary G. Michael (the lead director) or all non-management directors, by sending a letter in care of the Corporate Secretary at Questar Corporation, 180 East 100 South, P. O. Box 45433, Salt Lake City, Utah 84145-0433. The Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be forwarded to Mr. Rattie, as Chairman of the Board.

ATTENDANCE AT MEETINGS

The Company’s Board of Directors held four regular meetings during 2006; Board Committees held a total of 16 meetings. All directors attended at least 75 percent of the meetings. The Company’s directors had an overall attendance percentage of 96 percent. The Company’s directors are expected to attend the Company’s Annual Meetings. All of the directors except Mr. Williamson attended the Company’s 2006 Annual Meeting. Mr. Williamson had a commitment that pre-existed his election as a director of the Company.

DIRECTOR RETIREMENT POLICY

In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs. The Company does not have a policy limiting the number of terms that any individual director may serve.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There are no relationships or related-person transactions between the Company and any of its directors or officers that are required to be disclosed pursuant to federal securities laws.

The Company requires all executive officers and directors to report any transaction or anticipated transaction that might qualify as a related-person transaction pursuant to Section 404(b) of Regulation S-K to the Vice President, Compliance. The Company also collects information that would reveal related-person transactions from questionnaires sent to officers and directors early each year. If a report or questionnaire shows a potential related-person transaction, it will be investigated in accordance with the Company’s Business Ethics and Compliance Policy. The Company’s Finance and Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with the Company’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required.

6 QUESTAR 2007 PROXY STATEMENT

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each named executive officer and all directors and executive officers as a group as of March 1, 2007 (unless otherwise indicated). Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of Common Stock Beneficially Owned

	Number of Shares Owned	Right to Acquire[1]	Percent of Class [2]	Phantom Stock Units[3]

Alan K. Allred[4,5,6]	55,574	100,795	0.18%	1,628

Phillips S. Baker Jr.	3,836	0	*	0

Teresa Beck	2,008	26,200	*	12,111

R. D. Cash[6]	382,999	346,674	0.85%	2,988

L. Richard Flury	2,000	7,000	*	7,069

James A. Harmon[6]	63,189	13,400	*	6,061

Thomas C. Jepperson[4,5]	50,374	35,000	0.10%	670

Robert E. McKee III[7]	2,966	7,000	*	4,316

Gary G. Michael	13,000	0	*	23,351

S. E. Parks[4,5,6]	112,963	236,600	0.41%	5,412

Keith O. Rattie[4,5,6,8]	102,526	465,000	0.66%	14,903

M. W. Scoggins	3,850	0	*	4,055

Harris H. Simmons	32,000	43,800	*	26,960

Charles B. Stanley[4,5,6]	33,892	217,000	0.29%	6,302

Bruce A. Williamson	2,000	0	*	1,712

All directors and executive officers (17 individuals including those listed above)	879,941	1,523,469	2.79%	119,685

1Indicates shares that can be acquired by exercising stock options within 60 days of March 1, 2007.

2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

3Phantom stock units are held through the various deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company’s common stock as investment in actual shares of common stock.

4The Company’s executive officers have shares held for their accounts in the Company’s Employee Investment Plan. The number of shares opposite each of their names includes equivalent shares of stock through such plan as of March 1, 2007, as follows: Mr. Rattie, 1,218.8670 shares; Mr. Stanley, 3,490.0403 shares; Mr. Parks, 23,801.5246 shares; Mr. Allred, 22,355.4426 shares; and Mr. Jepperson, 6,000.4372 shares.

5The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 2007: Mr. Rattie, 42,666 shares; Mr. Stanley, 27,000 shares; Mr. Allred, 9,132 shares; Mr. Parks, 8,499 shares; and Mr. Jepperson, 8,300 shares. The officers receive dividends on such shares and have voting powers for such shares but cannot dispose of them until they vest.

6Of the total shares reported for Mr. Cash, 51,483 shares are owned by his family’s private foundation. Mr. Harmon also has 2,000 shares which are owned by his family’s private foundation for which he has voting and investment power. Mr. Allred owns his record shares with his spouse. Some of Messrs. Rattie, Parks and Jepperson’s record shares are owned jointly with their spouses. All of the vested shares listed for Mr. Stanley are held in the CJ Trust of which he and his wife are trustees.

7One hundred shares of common stock are held in the name of the McKee Family Trust.

8Mr. Rattie is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 83,300 shares of the Company’s common stock as of March 1, 2007. As Chairman, Mr. Rattie has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

QUESTAR 2007 PROXY STATEMENT	7

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

The following table sets forth information, as of December 31, 2006, with respect to each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	6,975,000 Investment Advisor[1]	8.1%

1In its Schedule 13G dated February 12, 2007, Capital indicated that it had sole power to dispose of 6,975,000 shares and voting power over 1,500,000 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2006.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,686,354	$28.63	5,351,091

Equity compensation plans not approved by security holders	0	0	0

Total	2,686,354	$28.63	5,351,091

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OBJECTIVES

The Company’s executive compensation program is designed to:

•	Attract, motivate, and retain the management talent required to achieve Company objectives;
•	Focus management efforts on both short-term and long-term drivers of shareholder value;
•	Tie a significant portion of executive compensation to Company long-term stock-price performance and thus shareholder returns; and
•	Foster a results-oriented culture without compromising the Company’s reputation for high ethics and integrity.

The components of the executive compensation program are discussed below.

TOTAL COMPENSATION

Total compensation for named executive officers is comprised of the following components:

•	Base salary;
•	Annual Management Incentive Plan II (AMIP II);
•	Long-term Cash Incentive Plan (LTCIP);
•	Restricted stock and/or stock option grants under the Long-term Stock Incentive Plan; and
•	Employee benefits, including retirement, health and welfare benefits.

COMPENSATION PHILOSOPHY & ROLE OF MANAGEMENT PERFORMANCE COMMITTEE

To attract, motivate and retain the executive talent required to achieve corporate objectives, the Company believes it must offer its key executives a competitive compensation package comprised of both short-term and long-term components. The short-term component includes annual base salary plus an annual cash-bonus opportunity that is at risk, tied to specific, pre-defined performance targets. The long-term component consists of a cash plan that ties bonus opportunity to the Company’s total shareholder return over a three-year period and a stock incentive plan that encourages retention through meaningful forfeitable balances and aligns

8 QUESTAR 2007 PROXY STATEMENT

compensation with shareholder interests. To ensure that executive compensation remains consistent with the Company’s objectives, the Management Performance Committee (Committee) of the Board of Directors routinely:

•

Retains independent compensation consultants to: (a) review, critique and propose changes in compensation practice when necessary to maintain alignment with the above-listed objectives; (b) conduct and analyze market surveys; and (c) provide input on compensation actions for the company’s top officers;

•	Reviews and approves AMIP II participants, objectives and performance targets for each major business unit;

•

Reviews the Company’s consolidated financial results and the financial and operating results of the Company’s major business units and compares these results to those of defined groups of peer companies;

•	Evaluates the individual performance of the named executive officers; and

•	Develops and approves annual and long-term compensation for the Company’s executive officers.

The Company’s general approach is to determine and then target the market 50th percentile for total compensation for each named executive officer. The intent is to ensure that each executive’s compensation remains competitive within the relevant segments of the natural gas industry. In addition to market survey data, the Committee takes into account job performance, responsibilities, and experience when setting compensation for Mr. Rattie and each of the other named executive officers.

HOW THE COMPANY DEFINES THE MARKET FOR NAMED EXECUTIVES

The Company operates in four major segments of the natural gas industry: (a) exploration and production (E&P); (b) gas gathering and processing; (c) interstate natural gas pipelines; and (d) retail gas distribution. At any given time, the competitive environment for executive compensation may be significantly different in each of these four major segments. Therefore, when setting compensation for each key executive, the Committee first defines a relevant peer group for that executive. For example, because they have responsibilities for all business units, the peer groups for Messrs. Rattie, Parks and Jepperson include E&P companies plus companies that operate in one or more of the other major segments of the natural gas industry. The peer group for Mr. Stanley includes predominantly E&P companies because he is the Chief Executive Officer of Market Resources which conducts the Company’s E&P activities. In recent years, the competition for executive talent in the E&P segment of the industry has been intense, resulting in a rapid increase in total compensation for E&P executives. The peer group for Mr. Allred includes utilities because he is Chief Executive Officer of Questar Gas. Executive compensation in the utility segment has remained comparatively stable in recent years. The Committee also adjusts for the relative size of companies in the peer group.

Peer Companies Used To Determine Market For 2006 Compensation:

AGL Resources Inc. (4)	National Fuel Gas Company (3, 4)

Cabot Oil & Gas Company (2)	Sempra Energy Inc. (1, 5)

Devon Energy Corporation (2)	Southwest Gas Corporation (4)

El Paso Corporation (1, 2, 3, 5)	Unocal Corporation* (2)

Energen Corporation (1, 3, 4)	Western Gas Resources Inc.* (2, 5)

Equitable Resources Inc. (1, 3)	Williams Companies Inc. (1, 5)

Forest Oil Corporation (2)	XTO Energy Inc. (2)

KeySpan Corporation (1)

*	These companies were acquired in 2006.

(1)  Peer company used to determine market for Mr. Rattie

(2)  Peer company used to determine market for Mr. Stanley

(3)  Peer company used to determine market for Mr. Parks

(4)  Peer company used to determine market for Mr. Allred

(5)  Peer company used to determine market for Mr. Jepperson

Using proxy information and other market data, the Committee annually estimates the relevant market 50th percentile for total compensation for each key executive. The Committee defines total compensation as: base salary + AMIP II target + LTCIP target + value of restricted stock and/ or stock options (Equity Awards). The Committee sets annual base salary, AMIP II target, LTCIP target and Equity Awards for all key executives. The Company periodically retains a compensation consultant to review the Company’s compensation plans, select peer companies to review and advise on appropriate total compensation for each officer. The Human Resources Department assists the Committee in the collection, collation and analysis of peer company data. Mr. Rattie has input into the compensation for all named executive officers except himself.

QUESTAR 2007 PROXY STATEMENT	9

BASE SALARIES

The Committee establishes base salaries for executives by considering their scope of responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. The Committee reviews base salaries for the Company’s named executive officers on at least an annual basis. Such salaries are generally set at or near the 50th percentile or market average of survey data. The Committee uses proxy data and surveys performed by various consultants and industry groups to obtain information about the base salaries paid by peers. In 2006, the average base salary increase for named executive officers was 12.5%. This percentage increase was due, in part, to an effort to move Mr. Jepperson to the 50th percentile after his 2005 promotion to General Counsel, along with a need to keep Mr. Stanley’s compensation in line with the 50th percentile in the E&P industry.

INCENTIVE COMPENSATION

The Company’s named executive officers participate in AMIP II (approved by shareholders in 2005) and the LTCIP (approved by shareholders in 2004). Those officers also receive Equity Awards pursuant to the Long-term Stock Incentive Plan (approved by shareholders in 2001). The Committee intends to put a substantial portion of each officer’s compensation at risk. AMIP II payouts are tied to annual financial and operating goals set by the Board at the beginning of the plan year. LTCIP payouts are tied to longer-term stock-price appreciation and thus shareholder returns. AMIP II and LTCIP are cash plans that can award amounts from zero to a predetermined maximum depending on the Company’s results. The Committee believes that its approach effectively aligns the executive officers’ interests with shareholder interests.

AMIP II

Under AMIP II, the Company sets separate performance targets for each major business unit. These business unit targets are tied to key consolidated financial and operating goals. Each year, the Committee reviews and approves the specific annual performance targets for the Company as a whole, and for each major subsidiary. The performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally higher than actual results for the prior year and expectations for the current year. For example, the Company earned $3.74 per diluted share in 2005. After reviewing management’s 2006 business plan, the Board set the 2006 target at $4.50 per diluted share, a 20% increase.

2006 PERFORMANCE COMPONENTS AND TARGETS

QUESTAR MARKET RESOURCES	TARGET
Questar Corporation earnings per share	$4.50
Questar Market Resources net income [1] (millions)	$319.5
Questar Exploration and Production production volumes (billion cubic feet equivalent or Bcfe)	122.8
Questar Exploration and Production 3-year-average production replacement (Bcfe)	231
Questar Exploration and Production 3-year-average finding cost per thousand cubic feet equivalent	$1.75

QUESTAR PIPELINE	TARGET
Questar Corporation earnings per share	$4.50
Questar Pipeline net income (millions)	$34.3
Questar Pipeline return on assets	9.7%
Questar Pipeline annual operating and maintenance expenses per decatherm of contract demand	$22.00
Questar Pipeline fuel-gas rate	1.8%
Questar Pipeline safety performance [2]	1.7

QUESTAR GAS	TARGET
Questar Corporation earnings per share	$4.50
Questar Gas net income (millions)	$36
Questar Gas return on equity	11.1%
Questar Gas safety performance [2]	4.0
Questar Gas customer satisfaction (1-7 scale)	5.8
Questar Gas annual operating and maintenance expenses per customer	$138.50

1 “Questar Market Resources net income” is indexed to commodity prices of $6.22 per thousand cubic feet for gas, $53.40 per barrel for oil.

2 “Safety performance” is an average of injuries per 100 employees and preventable accidents per 1 million miles driven.

10 QUESTAR 2007 PROXY STATEMENT

Each year, Messrs. Rattie, Parks and Jepperson’s AMIP II payouts are based 50% on the results for Market Resources and 25% each on the results for Questar Pipeline and Questar Gas. Mr. Stanley’s AMIP II payout is based on the results for Market Resources. Mr. Allred’s AMIP II payout is based 50% on the results for Questar Gas and 50% on the results for Questar Pipeline.

The Company calculates an overall payout factor, which can range from zero to 1.99 based on the Company’s actual results compared to the measures. The officer’s target bonus is multiplied by the payout factor to determine the payment. The maximum cash payment to any officer under the terms of AMIP II is capped at $1 million for fiscal years 2005 through 2008 and $1.5 million for fiscal years 2009 and later. Each officer’s target bonus is a percentage of his base salary in effect at the time the target bonus is approved. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer, but any such reduction may not result in an increase to another officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the Plan formula.

The 2006 AMIP II targets were as follows for the named executive officers:

• Mr. Rattie	80%

• Mr. Parks	50%

• Mr. Stanley	75%*

• Mr. Allred	50%

• Mr. Jepperson	50%

* This percentage includes the Market Resources Employee Incentive Plan (EIP) that applies a 12.5% target. The Market Resources EIP applies to all Market Resources employees (except those classified as temporary or occasional part-time) who are scheduled to work at least 20 hours per week.

LONG-TERM CASH INCENTIVE PLAN

The LTCIP is intended to tie compensation for key executives to total shareholder return relative to a mix of peer companies over a longer-term (three-year) performance period. If the Company outperforms its peer group over the three-year performance period (as measured by total shareholder return), then the LTCIP payout is designed to result in total compensation for the named executive above the 50th percentile. If total shareholder return over the three-year performance period is about average, then the named executive’s total compensation for the year the LTCIP target was set is intended to be at about the 50th percentile. If total shareholder return is below average over the three-year performance period, then the named executive’s total compensation is designed to fall below the 50th percentile. The peer group includes a mix of E&P, pipeline, utility and integrated companies.

To determine the payout under the LTCIP, the Company first determines its rank relative to the peer group. The rank is calculated by averaging the annual shareholder return for each of the three years in the performance period. The annual total shareholder return is derived by adding the annual change in stock price to the annual dividend per share and dividing this sum by the stock price. The year-end stock price is the simple average of the daily closing price of the Company’s stock during the month of December. The Company’s average annual return is determined by adding the annual return for each of the three years and dividing by three. The Company’s average annual return is then ranked compared to the average annual returns for the peer group. The payout to plan participants is based on the ranking.

Participants earn the maximum bonus if the Company has the highest average annual shareholder return of its peer group. Participants earn the target bonus if the Company’s average annual shareholder return ranks at the midpoint of the peer group. If the Company’s average annual shareholder return for the performance period places it in the bottom third of the group, no bonus is paid under the LTCIP. The maximum payment under the LTCIP for any performance period is $1.5 million. There are currently three outstanding performance periods: 2005 through 2007; 2006 through 2008; and 2007 through 2009. The Company made payments under the LTCIP to the named executive officers for the 2004-2006 period in February 2007 as shown in the Summary Compensation Table.

The Committee approved the peer companies for the LTCIP in February 2005. Some of the peers are integrated natural gas companies while others are predominantly E&P, pipeline or utility companies. The Company may use a different set of companies when determining the market compensation for individual officers. The peer companies for the Long-term Cash Incentive Plan currently include the following:

Cabot Oil and Gas Company	National Fuel Gas Company

Devon Energy Corporation	ONEOK Inc.

El Paso Corporation	Peoples Energy Corporation

Energen Corporation	Southwestern Energy Company

EOG Resources Inc.	Vintage Petroleum Inc.

Equitable Resources Inc.	Western Gas Resources Inc.

Forest Oil Corporation	Williams Companies Inc.

During the 2004-2006 and 2005-2007 periods, two peer companies, Vintage Petroleum and Western Gas Resources, were acquired and ceased to be publicly traded, reducing the peer group size to 12 companies. Under the Plan, if any designated peer ceases to exist as a publicly-traded company, the Committee, in its discretion, may designate a replacement or drop that company and use the smaller group. For the 2004-2006 performance period, the Committee based the payout on the Company’s rank compared to the smaller

QUESTAR 2007 PROXY STATEMENT	11

group. For the three-year performance period ending December 31, 2006, the Company’s three-year average total shareholder return was 38.5% which ranked sixth out of the 13 companies. The calculated payout for the performance period was 133.33% of the target. Therefore, in February 2007, the participating officers received the cash awards listed in the Summary Compensation Table.

The named executive officers participating and targets for the 2005-2007 and 2006-2008 performance periods under the LTCIP are as follows:

2005-2007 PARTICIPANTS	TARGETS
Keith O. Rattie	$400,000

Stephen E. Parks	$75,000

Charles B. Stanley	$350,000

Alan K. Allred	$100,000

2006-2008 PARTICIPANTS	TARGETS
Keith O. Rattie	$500,000

Stephen E. Parks	$75,000

Charles B. Stanley	$400,000

Alan K. Allred	$100,000

Thomas C. Jepperson	$75,000

Beginning in 2007, the Committee intends to modify the LTCIP based on recommendations of an independent compensation consultant. The list of peer companies will be expanded to include more E&P companies due to the Company’s strategic interest in growing primarily by reinvestment in its E&P business. In addition, the Committee will simplify the way the ranking and payout multiplier are calculated.

EQUITY AWARDS

The Company’s equity compensation plan (the Long-term Stock Incentive Plan) is intended to ensure that executive officers have a significant incentive to maximize long-term shareholder returns and to retain key executives. The size of the grants is based on market surveys and retention goals.

Prior to 2004, the Company primarily used stock options as the long-term incentive vehicle for named executive officers. Beginning in 2004, the Company shifted from stock options to restricted stock. On occasion, the Committee has and will continue to grant stock options to key executives. In 2006, there were no option grants. The Committee recommended and the Board approved the restricted stock grants shown in the Summary Compensation and Grants of Plan-Based Awards tables.

Before 2006, the vesting schedule of the restricted stock grants was typically over a multi-year period, starting two years after the date of grant with one third of the shares vesting in each of the three years. Shares granted to the named executive officers in 2006 have three-year “cliff” vesting schedules (all shares vest at one time). Shares granted in 2005 and earlier vest on an accelerated basis upon retirement of the officer. Shares granted in 2006 do not automatically vest upon retirement.

The Company typically makes annual equity grants on a scheduled basis each February. The Committee did not consider or approve any equity grants for executive officers in 2006 outside the typical schedule. The Company does not backdate stock options or alter the price in any way. As set forth in the Long-term Stock Incentive Plan, the Board sets the option price at the time the option is granted, and that price cannot be less than the closing price of the Company’s common stock on the date of grant. The Committee recommends option grants and the full Board ratifies those grants.

The Company has established stock-ownership guidelines for officers that are a multiple of the individual officer’s base salary. All named executive officers have stock-holding guidelines of at least three times their annual base salary, and in Mr. Rattie’s case, eight times his base salary. These guidelines are intended to align the officers’ interests with those of shareholders, while allowing executive officers some opportunity to diversify their holdings. Phantom stock units attributable to an officer’s deferred compensation are counted toward the total. All of the named executive officers satisfy these guidelines.

The Company’s Insider Trading Policy prohibits executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions.

EXECUTIVE SEVERANCE COMPENSATION PLAN

The named executive officers participate in the Company’s Executive Severance Compensation Plan, a “double-trigger” plan. The Company and the Committee believe that this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives, particularly assuring that executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan is described and calculations as of December 29, 2006, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control.”

12 QUESTAR 2007 PROXY STATEMENT

EMPLOYMENT CONTRACTS

The Company entered into employment agreements with Messrs. Rattie and Stanley when they joined the Company in 2001 and 2002 respectively. None of the other named executive officers has an employment contract.

Mr. Rattie signed a new employment contract with the Company effective February 1, 2004, to replace the contract that he originally signed when he joined the Company in 2001. The current contract is on file with the SEC’s EDGAR system as Exhibit 10.15 to the Company’s 2003 Annual Report on Form 10-K. The contract establishes Mr. Rattie’s employment period, which originally expired February 1, 2007, but was automatically extended. It also sets forth various termination scenarios and the methods of calculating the amounts due to Mr. Rattie under each of those scenarios. The contract includes certain restrictive covenants such as non-solicitation of employees and confidentiality that apply upon termination.

The Company’s current agreement with Mr. Stanley became effective on February 1, 2004, and replaced the one he signed on February 1, 2002. It is on file with the SEC’s EDGAR system as Exhibit 10.16 to the Company’s 2003 Annual Report on Form 10-K. Its terms are identical to Mr. Rattie’s contract except for the amount of compensation and that Mr. Stanley’s contract specifically limits him to receiving the higher of any payment received under the Company’s Executive Severance Plan, or under his employment contract in the event of a change in control, but not both.

The amounts due to both officers under various termination scenarios are set forth in the section entitled “Potential Payments Upon Termination or Change In Control.”

RETIREMENT PLANS

The Company maintains both a defined contribution retirement plan (401(k)) and a defined benefit retirement plan. The named executive officers participate in both of these plans. Those plans are described in the narrative to the “Post-Employment Compensation” section.

OTHER MISCELLANEOUS BENEFITS

The named executive officers also receive or have the opportunity to participate in welfare and other benefit plans offered by the Company to most of its employees. Welfare benefits include medical and dental coverage; participation in a cafeteria plan (which includes a flexible health-care spending account and dependent-care spending account features); basic life insurance paid by general funds of the employer (providing one year of base salary); supplemental life insurance (up to four times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophe accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, holidays, and are eligible to participate in the Company’s short-term disability program, which is a payroll practice providing benefits (such as continued salary payments) for leave up to 16 weeks due to the employee’s serious health condition.

DEFERRED COMPENSATION WRAP PLAN

At its October 24, 2006, meeting, the Board of Directors adopted the Deferred Compensation Wrap Plan. This Plan combined several existing plans but did not create new opportunities for deferred compensation. The Deferred Compensation Wrap Plan includes both a deferred compensation program and a 401(k) supplemental program. The Company and the Committee believe that a deferred compensation program is necessary for hiring and retention purposes. The deferred compensation program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and bonuses until termination, death or disability. Most of the deferred amounts may be treated either as if invested in Company stock or as if invested in a ten-year Treasury Note. A specified percentage of amounts deferred also receive a company matching contribution, which is treated as if invested in Company stock. The 401(k) supplemental program of the Wrap Plan allows officers and certain key employees whose compensation has reached the limit of $220,000 in 2006 to continue to defer a portion of their salary in excess of this limit and to receive a Company match on a percentage of the amount deferred as if that amount had been invested in the Employee Investment Plan. The amounts deferred in this program and the Company match are treated as if invested in Company stock.

PERQUISITES

The Company limits the perquisites granted to officers. The Company does not reimburse officers for cars, country-club memberships, supplemental welfare benefit plans, executive dining-room service, or personal use of the Company’s airplane. The Company will reimburse officers for up to 70% of costs associated with tax preparation and other personal financial advice up to a cap of $3,000 per year (i.e., a maximum reimbursement of $2,100). During the calendar year of an officer’s retirement, the limit is increased to 70% of cost up to a cap of $6,000 (i.e., a maximum reimbursement of $4,200 in the year of retirement).

TAX CONSIDERATIONS

Federal law precludes the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Summary Compensation Table. Performance-based compensation, however, is not subject to this deductibility limit. When structuring the compensation paid to the Company’s higher-paid officers, the Committee considers the provisions of this federal tax rule, but has awarded and may in the future award compensation that is not deductible in order to achieve an appropriate compensation structure. In 2006, all compensation paid to named executive officers was deductible.

QUESTAR 2007 PROXY STATEMENT	13

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table includes information about compensation for the one-year period ended December 31, 2006, for the Chief Executive Officer, Chief Financial Officer and the three other highest-paid executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1, 2, 3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith O. Rattie Chairman of the Board, President and Chief Executive Officer	2006	$687,500	0	$716,097	$600,877	$1,533,320	$395,447	$81,262	$4,014,503

Stephen E. Parks Senior Vice President and Chief Financial Officer	2006	308,333	0	233,430	17,234	395,660	450,947	26,966	1,432,570

Charles B. Stanley Executive Vice President	2006	558,333	0	501,627	573,948	1,305,781	204,614	56,334	3,200,637

Alan K. Allred Executive Vice President	2006	305,950	0	258,252	25,133	416,205	475,054	26,396	1,506,990

Thomas C. Jepperson Vice President and GeneralCounsel	2006	250,000	0	139,422	4,668	247,975	244,803	23,478	910,346

(1) Non-equity incentive plan compensation includes payments earned under AMIP II for the 2006 performance period and payments earned under the LTCIP for the three-year performance period ending December 31, 2006. Both programs resulted in payments in February 2007.

(2) Mr. Jepperson did not participate in the LTCIP 2004-2006 performance period. The amount listed for him reflects the award under AMIP II only.

(3) Mr. Stanley received a payment in February 2007 of $130,190 under the terms of the 2006 Market Resources Employee Incentive Plan.

(4) The amounts in Column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest-rate and mortality-rate assumptions consistent with those used in the Company’s financial statements.

(5) List of items included in Column (i) of Summary Compensation Table:

Employee	401(k) Employer Match	Deferred Compensation Employer Match	Paid Time Off Sold	Total
Keith O. Rattie	$10,560	$63,971	$6,731	$81,262

Stephen E. Parks	10,560	16,406	$0	26,966

Charles B. Stanley	10,560	45,774	$0	56,334

Alan K. Allred	10,560	15,836	$0	26,396

Thomas C. Jepperson	10,560	9,072	3,846	23,478

(6) The stock and option award values consist of the SFAS 123R expense in 2006 recognized for all unvested share-based compensation. See Note 3 to the consolidated financial statements included in Item 8 of Part II of the Company’s 2006 Form 10-K.

14 QUESTAR 2007 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards ($)
		Threshold ($) (1, 2)	Target ($) (1, 2)	Maximum ($) (1, 2)	Threshold ($)	Target ($)	Maximum ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Keith O. Rattie	Feb. 14, 2006	$165,000 50,400	$500,000 560,000	$1,500,000 1,000,000	0 0	0 0	0 0	12,000 0	0 0	$73.50 0.00	$882,000 0

Stephen E. Parks	Feb. 14, 2006	24,750 13,950	75,000 155,000	225,000 308,450	0 0	0 0	0 0	3,000 0	0 0	73.50 0.00	220,500 0

Charles B. Stanley (3)	Feb. 14, 2006	132,000 128,250 5,554	400,000 356,250 69,427	1,200,000 708,938 138,854	0 0 0	0 0 0	0 0 0	10,000 0 0	0 0 0	73.50 0.00 0.00	735,000 0 0

Alan K. Allred	Feb. 14, 2006	33,000 27,900	100,000 155,000	300,000 308,450	0 0	0 0	0 0	3,000 0	0 0	73.50 0.00	220,500 0

Thomas C. Jepperson	Feb. 14, 2006	24,750 11,700	75,000 130,000	225,000 258,700	0 0	0 0	0 0	4,000 0	0 0	73.50 0.00	294,000 0

(1) The top number shown reflects the three-year performance period of 2006-2008 under the LTCIP.

(2) The second number shown reflects the AMIP II opportunities for the performance year 2006.

(3) Mr. Stanley participates in the Market Resources Employee Incentive Plan, which is the third number in his row only.

QUESTAR 2007 PROXY STATEMENT	15

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows all outstanding equity awards held by the named executive officers at the end of 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexcercis- able (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith O. Rattie	75,000	0	0	27.420	Feb. 1, 2011	0	0	0	0
	100,000	0	0	28.010	Feb. 13, 2011	0	0	0	0
	140,000	0	0	22.950	Feb. 11, 2012	0	0	0	0
	150,000	0	0	27.110	Feb. 11, 2013	0	0	0	0
	0	100,000	-	77.140	Oct. 24, 2012	0	0	0	0
	-	-	-	-	-	50,000	4,152,500	0	0

Stephen E.	25,500	0	0	21.375	Feb. 10, 2008	0	0	0	0
Parks	34,000	0	0	17.000	Feb. 9, 2009	0	0	0	0
	44,100	0	0	15.000	Feb. 8, 2010	0	0	0	0
	40,000	0	0	28.010	Feb. 13, 2011	0	0	0	0
	45,000	0	0	22.950	Feb. 11, 2012	0	0	0	0
	48,000	0	0	27.110	Feb. 11, 2013	0	0	0	0
	-	-	-	-	-	8,833	733,581	0	0
Charles B.	86,000	0	0	23.950	Jan. 31, 2012	0	0	0	0
Stanley	56,000	0	0	22.950	Feb. 11, 2012	0	0	0	0
	75,000	0	0	21.110	Feb. 11, 2013	0	0	0	0
	0	100,000	-	77.140	Oct. 24, 2012	0	0	0	0
	-	-	-	-	-	25,000	2,076,250	0	0

Alan K. Allred	6,837	0	0	19.125	Feb. 11, 2007	0	0	0	0
	6,511	0	0	21.375	Feb. 10, 2008	0	0	0	0
	5,398	0	0	17.000	Feb. 9, 2009	0	0	0	0
	9,050	0	0	15.000	Feb. 8, 2010	0	0	0	0
	5,479	0	0	28.010	Feb. 13, 2011	0	0	0	0
	4,357	0	0	22.950	Feb. 11, 2012	0	0	0	0
	70,000	0	0	27.110	Feb. 11, 2013	0	0	0	0
	-	-	-	-	-	10,033	833,241	0	0

Thomas C.	10,000	0	0	28.010	Feb. 13, 2011	0	0	0	0
Jepperson	12,000	0	0	22.950	Feb. 11, 2012	0	0	0	0
	13,000	0	0	27.110	Feb. 11, 2013	0	0	0	0
	-	-	-	-	-	7,300	606,265	0	0

(1) These options will vest in full on February 1, 2010.

(2) The grant dates of these options were ten years prior to the expiration dates.

(3) All shares of restricted stock except the 2006 grants vest over a four-year period with one-third vesting two years after the grant date, one-third vesting three years after the grant date and one-third vesting four years after the grant date. The 2006 grants have three-year cliff vesting.

16 QUESTAR 2007 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1, 2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)

Keith O. Rattie	25,000	$1,495,500	14,000	$1,050,480

Stephen E. Parks	8,500	570,053	1,167	87,898

Charles B. Stanley	14,000	897,050	18,000	1,349,760

Alan K. Allred	40,368	2,166,553	1,667	125,558

Thomas C. Jepperson	16,000	1,001,000	900	65,820

(1) This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise.

(2) The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.

(3) The value realized equals the market value on the vesting date multiplied by the number of shares vested.

POST-EMPLOYMENT COMPENSATION

RETIREMENT PLANS

The 401(k) plan (the Employee Investment Plan) allows employees to defer a portion of their compensation to be invested in different investment options selected by the participant, including Company stock. The employer matches 100% of the first 3% contributed by the employee and 60% of the next 3%. All employer matching contributions are vested after one year of service.

The defined-benefit retirement plan is 100% funded by Company contributions. Funding is based on regulatory requirements using actuarial calculations. The formula under the plan provides for a basic benefit that is calculated by multiplying the employee’s final average earnings by a specified basic benefit factor and by multiplying such sum by the employee’s years of service (to a maximum of 25). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62, but no earlier than 55. Employees also receive a permanent supplemental benefit that is calculated by multiplying the difference between the employee’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of an employee’s birth). Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until age 62. A participant vests in his benefit — that is, the benefit that is accrued will not be forfeited back to the plan — when his employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he worked at least 1,000 hours.

Federal tax laws limit both the amount of a participant’s annual compensation that can be used to determine benefits under qualified plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Deferred Compensation Wrap Plan and the Supplemental Executive Retirement Plan (SERP), nonqualified plans, were adopted to compensate officers who are affected by these limits. The SERP provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to receive lump-sum payments. All of the officers listed in the Summary Compensation Table have vested benefits under the 401(k) Supplemental Program and the SERP; all of the listed officers earn annual compensation in excess of the 2007 cap of $225,000.

Mr. Parks is also eligible to receive a lump-sum payout under the Executive Incentive Retirement Plan (EIRP), a frozen, nonqualified defined-benefit pension plan. Any amount payable under the SERP is reduced by amounts earned under the EIRP. The Company stopped accepting new nominations into the EIRP in 1986.

QUESTAR 2007 PROXY STATEMENT	17

PENSION BENEFITS

Name	Plan Name (1, 2)	Number of Years Credited Service (3) (#)	Present Value of Accumulated Benefit (PVAB) (7, 8) ($)	Payment During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)

Keith O. Rattie	Retirement Plan SERP	6.00 6.00	$156,213 1,018,006	0 0

Stephen E. Parks (4, 5, 6)	Retirement Plan SERP EIRP	32.76 32.76 32.76	805,059 1,082,631 240,976	0 0 0

Charles B. Stanley	Retirement Plan SERP	5.00 5.00	95,568 403,308	0 0

Alan K. Allred (5, 6)	Retirement Plan SERP	29.00 29.00	819,064 1,023,266	0 0

Thomas C. Jepperson (5)	Retirement Plan SERP	18.76 18.76	489,402 306,550	0 0

(1) The Retirement Plan is a defined-benefit plan qualified for favorable treatment under the Internal Revenue Code.

(2) The SERP is a non-qualified pension plan that provides a make-up benefit to any employee whose annual compensation exceeds the 401(a) (17) limit on compensation or who has deferred compensation pursuant to Questar’s Deferred Compensation Wrap Plan.

(3) Under the terms of the Retirement Plan, if the participant has 1,000 hours in the last year of service, a full year of credit is given. For less than 1,000 hours, the calculation is based on 190 hours per month divided by 1,000 hours.

(4) Mr. Parks is the only named executive officer with a benefit under the EIRP, a non-qualified pension plan.

(5) Mr. Parks, Mr. Allred and Mr. Jepperson have amounts included in lieu of vacation. When Questar changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include: $4,587 for Mr. Parks, $5,534 for Mr. Allred and $1,616 for Mr. Jepperson.

(6) Mr. Allred and Mr. Parks are eligible for early retirement under the Retirement Plan and the SERP. These plans allow early retirement for employees who are age 55 with ten years of service. The basic benefit is calculated at 1.3% of final average earnings per year up to 25 years of service and .5% of final average earnings per year after 25 years of service. Early retirement results in a reduction of the basic benefit by 2.5% per year before age 62.

(7) The benefit is calculated at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age.

(8) Assumptions for PVAB Calculation.

Based on year-end financial disclosure assumptions:

• Discount rate: 5.75% for December 31, 2006;

• Post normal retirement age (NRA) mortality: 1983 Group Annuity Mortality Tables per Revenue Ruling 95-28 (male and female);

• No mortality is assumed prior to NRA for proxy disclosure purposes;

• Marital Status: 90% married, 10% single; and

• Form of Payment: 50% joint and several annuity if married.

18 QUESTAR 2007 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

(a)	(b)	(c)	(d)	(e)	(f)

Keith O. Rattie	$79,964	$63,971	$13,401	0	$1,240,880

Stephen E. Parks (3)	44,508	17,558	26,009	0	837,749

Charles B. Stanley	57,218	45,774	5,471	0	521,007

Alan K. Allred	19,796	15,836	1,344	0	136,631

Thomas C. Jepperson	11,340	9,072	494	0	56,809

(1) The Company’s Deferred Compensation Wrap Plan includes two component programs, the Deferred Compensation Program and the 401(k) Supplemental Program. Employees are eligible and automatically participate in the 401(k) Supplemental Program if compensation exceeds the compensation cap ($220,000 in 2006, and adjusted by inflation thereafter) and they can no longer make deferrals to the 401(k) Plan. Six percent of compensation in excess of the compensation cap is treated as if contributed to the 401(k) Plan and receives the applicable employer match provided for in the Employee Investment Plan. Deferred amounts and the corresponding employer match are accounted for as if invested in Questar stock and are credited with applicable dividends.

(2) Aggregate earnings are not included in the Summary Compensation table because they do not consist of any above-market or preferential earnings.

(3) In 2006, Mr. Parks was the only named executive electing to defer compensation under the Deferred Compensation Program component. Under the terms of the Deferred Compensation Wrap Plan, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any deferred compensation receives a company match as if contributed to the Company’s 401(k) Plan. This 6% of the deferred amount, as well as the employer match, is accounted for solely as if invested in Questar stock (and will receive applicable dividends). As to the remaining deferred amounts, employees may elect to have all or some (in increments of 25%, 50%, 75% or 100%) of the deferred compensation accounted for as if either 1) invested in Questar stock (and credited with applicable dividends) or 2) credited with interest based on the appropriate 10-Year Treasury Note rate as quoted in the Wall Street Journal.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

PAYMENTS TO EXECUTIVES WITH EMPLOYMENT CONTRACTS

The table below shows the potential payments to Messrs. Rattie and Stanley under various termination scenarios. They were calculated pursuant to the terms of their employment agreements. Estimated benefits were calculated assuming the triggering event took place on December 29, 2006. The accelerated equity payment amounts show the vesting of previously unvested restricted shares and options that would accelerate upon the triggering event. If terminated for any reason, Messrs. Rattie and Stanley would also receive a benefit as defined in the Retirement Plan and the SERP. If terminated prior to age 55, they would not receive benefits under these plans until age 55 and such benefits would be reduced by 6% per year or .5% per month. For Mr. Rattie, the benefit under the qualified plan would be $22,296 and under the SERP it would be $139,218. For Mr. Stanley, the benefit under the qualified plan would be $18,374 and under the SERP it would be $74,689.

Name	Termination for Cause or Resignation	Termination without Cause or Resignation for Good Reason		Death or Disability
		Base + Bonus Payments	Accelerated Equity	Base + Bonus Payments	Accelerated Equity

Keith. O. Rattie	$104,326	$3,318,334	$3,082,500	$1,918,333	$3,082,500

Charles B. Stanley	$62,299	$2,715,000	$2,667,250	$1,575,000	$2,667,250

QUESTAR 2007 PROXY STATEMENT	19

PAYMENT TO EXECUTIVES WITHOUT EMPLOYMENT CONTRACTS

Messrs. Parks, Allred and Jepperson do not have employment contracts. Therefore, any payments due to them under the scenarios shown in this table would be calculated pursuant to the plans detailed in the Compensation Discussion and Analysis, the compensation tables and the terms of equity agreements described above. Additionally, because Messrs. Parks, Allred and Jepperson began working for the Company prior to 1997, they, like all full-time employees who began their employment with the Company before 1997 and have remained employed by the Company on a full-time basis since that time, are eligible for post-retirement medical insurance. Messrs. Rattie and Stanley began working for the Company after 1997 and therefore are not eligible for post-retirement medical insurance.

Messrs. Parks and Allred are eligible to retire under the terms of Questar Corporation’s Retirement Plan. Both will receive a retirement benefit under the qualified retirement plan and the SERP. Early retirement is defined as age 55 with at least ten years of credited service. As of December 31, 2006, Mr. Parks was age 55 with 32.76 years of credited service and Mr. Allred was age 56 with 29 years of credited service. Mr. Jepperson was age 52 with 18.76 years of service. If Mr. Jepperson terminates employment prior to age 55, he will receive a terminated vested benefit as defined in the Retirement Plan and the SERP. With termination prior to age 55, he would not receive a benefit until age 55 and such benefit would be reduced by 6% per year or .5% per month.

For termination due to retirement, death or disability, participants receive a prorated AMIP II award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of the LTCIP, individuals also receive a prorated award at the end of the performance period based on the length of service during the performance period when compared to the entire period.

Pursuant to the terms of the equity grants under Questar’s Long-term Stock Incentive Plan, when Messrs. Allred and Parks retire, both will receive accelerated vesting on all restricted stock granted prior to 2006. Grants dated 2006 and later do not automatically provide for accelerated vesting at retirement.

Retirement Benefit					Termination Due to Death or Disability
	Annual Retirement Plan Benefit	Annual SERP Benefit (2)	Non-Equity Incentive Plan Payments	Accelerated Equity (3)	Non-Equity Incentive Plan Payments (4)	Accelerated Equity (3)

Stephen E. Parks	$81,600	$124,002	$395,660	$484,431	$395,660	$733,581

Alan K. Allred	81,287	94,234	416,705	584,091	416,205	833,241
Thomas C. Jepperson (1)	69,711	39,238	247,975	0	247,975	606,265

(1) Mr. Jepperson’s benefit is calculated as of December 31, 2006, with benefit at age 65, the age when the terminated vested retirement benefit is not reduced.

(2) The SERP amount reflects an annual calculation. The SERP benefit is paid as a lump sum or annual installments as elected by the participant and amounts attributable to accrued benefits after December 31, 2004, cannot be received by key employees until six months following termination.

(3) Restricted stock is the same value shown on the table, Outstanding Equity at Fiscal Year End.

(4) Non-Equity Incentive Plan values are the same values shown on the Summary Compensation Table.

20 QUESTAR 2007 PROXY STATEMENT

EXECUTIVE SEVERANCE COMPENSATION PLAN

Under the Executive Severance Compensation Plan, participants are eligible to receive compensation equal to twice the sum of their annual base salary and target bonuses upon termination of their employment following a change in control. Unvested equity vests upon a change in control. Subject to the requirements of Section 409A of the Internal Revenue Code, participants are also eligible to receive any deferred compensation to which they are entitled. They also receive two additional years of credited service under the Company’s pension plan. Additionally, these named executives would be entitled to medical insurance coverage under current employee terms for six months after the date of termination. The Plan includes a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280(g) of the Internal Revenue Code.

Under the plan, a “change in control” includes any event required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the Company’s outstanding shares of common stock.

If there had been a change in control on December 29, 2006, the following amounts would have been paid to the named executive officers, which include the tax gross-up: Mr. Rattie: $17,124,777; Mr. Parks: $6,969,993; Mr. Stanley: $10,818,015; Mr. Allred: $6,045,227; and Mr. Jepperson: $3,722,923.

DIRECTOR COMPENSATION

In 2006, non-employee directors were compensated as follows:

Annual Retainer:	$36,000 (quarterly installments of $ 9,000)

Committee Retainers:

Chair, Finance and Audit and Executive Committees	$7,000 (quarterly installments of $ 1,750)

Chair, Management Performance and Governance/Nominating	$6,000 (quarterly installments of $ 1,500)

Committees

Committee Membership:	$5,000 (quarterly installments of $ 1,250)

Board Meeting Fee:	$2,000 per Board meeting day

Committee Meeting Fee:	$900 ($1,100 for Chairman)

Telephone Attendance:	$900 (Board Meeting) $600 (Committee Meeting — $800 Chairman)

QUESTAR 2007 PROXY STATEMENT	21

For the year 2006, the Company’s non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Phillips S. Baker Jr.	$61,800	$45,809	0	0	0	0	$107,609
Teresa Beck	70,400	52,973	0	0	0	0	123,373
R. D. Cash	46,500	64,452	0	0	0	0	110,952
L. Richard Flury	68,500	44,611	0	0	0	0	113,111
James A. Harmon	76,200	47,475	0	0	0	0	123,675
Robert E. Kadlec (2)	30,500	114,358	0	0	0	0	144,858
Robert E. McKee III	71,600	45,976	0	0	0	0	117,576
Gary G. Michael	66,300	53,788	0	0	0	0	120,088
M. W. Scoggins	64,800	35,164	0	0	0	0	99,964
Harris H. Simmons	65,900	44,611	0	0	0	0	110,511
Bruce A. Williamson	32,500	6,691	0	0	0	0	39,191

(1) The stock award values consist of the SFAS 123R expense in 2006 recognized for all unvested stock awards. The date for all grants except Messrs. Williamson and Kadlec was February 14, 2006. The closing price on that day was $73.50. The grant date fair value of 2006 equity awards is provided below:

Name	Number of Shares	Grant Date Fair Value ($)

Phillips S. Baker Jr.	700	$51,450

Teresa Beck (4)	825	60,638

R. D. Cash	700	51,450

L. Richard Flury (4)	700	51,450

James A. Harmon	825	60,638

Robert E. Kadlec (2)	825	56,282

Robert E. McKee (4)	700	51,450

Gary G. Michael (4)	825	60,638

M. W. Scoggins (4)	700	51,450

Harris H. Simmons (4)	700	51,450

Bruce A. Williamson (3, 4)	375	28,759

(2) Mr. Kadlec retired as a director in May 2006. He received his grant on March 10, 2006. The closing stock price that day was $68.22.

(3) Mr. Williamson joined the Board on May 16, 2006. He received the grant at that time. The closing stock price on that day was $76.69.

(4) These directors received the grants in phantom restricted stock units rather than in restricted shares.

22 QUESTAR 2007 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with Management and have recommended its inclusion in the Company’s annual report on Form 10-K and in this proxy statement.

Management Performance Committee

L. Richard Flury, Chairman

James A. Harmon

Robert E. McKee III

Gary G. Michael

M. W. Scoggins

AUDIT COMMITTEE REPORT

Our Committee, which is officially known as the Finance and Audit Committee, originally adopted a Statement of Responsibilities in May of 1997. It has been revised several times since then, most recently by the Board in 2006.

Our Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Committee meets the independence requirements set by the New York Stock Exchange and is financially literate. The Board has also determined that Messrs. Baker, Harmon, Simmons and Williamson and Ms. Beck are financial experts as defined by the Securities and Exchange Commission under rules adopted pursuant to the Sarbanes-Oxley Act of 2002. No member of the Committee serves as a member of the audit committees of more than three public companies.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ending December 31, 2006. We discussed with Ernst & Young, the Company’s independent auditing firm, the matters required by Statement on Auditing Standards No. 61. We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Finance and Audit Committee

Teresa Beck, Chair

Phillips S. Baker Jr.

James A. Harmon

Robert E. McKee III

M. W. Scoggins

Harris H. Simmons

Bruce A. Williamson

INDEPENDENT AUDITORS

Ernst & Young billed the Company for services as follows:

	2006	2005
Audit Fees:	$1,392,407	$1,148,183

Audit-related Fees:	90,000	48,500

Tax Fees:	8,545	9,008

All Other Fees:	-	-

Total	$1,490,952	$1,205,691

The fees listed are aggregate fees for services performed for each year regardless of when the fee was actually billed. Estimates included in the 2006 Audit Fees include:

FERC Form 2 Fees	$61,800

Financial Audit Fees	419,300

Audit fees, including expenses, relate to Ernst & Young’s fiscal year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings and other services such as consents and assistance with and reviews of documents filed with the Securities and Exchange Commission. Audit fees include charges related to compliance with the Sarbanes-Oxley Act of 2002.

QUESTAR 2007 PROXY STATEMENT	23

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles, evaluations of the impact of new requirements mandated by Congress, the Securities and Exchange Commission, and the Financial Accounting Standards Board. These fees also include audits of the Company’s employee-benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. They also include fees for reviewing officers’ tax returns.

We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated pre-approval authority to our Chairman, but any exercises of such authority are reported to us at our next meeting.

Ernst & Young’s representatives will attend the Annual Meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT AND FORM 10-K REPORT

Included herewith or mailed under separate cover is an Annual Report for 2006. The Company may take advantage of the special “householding” rules adopted by the Securities and Exchange Commission to mail single copies of the Annual Report and the proxy statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will promptly send a separate copy of the Annual Report or proxy statement to you if you live at a shared address that only received a single copy. Please contact Abigail L. Jones at 180 East 100 South, Salt Lake City, Utah 84111, or 801-324-5678, if you want to receive a separate copy of the Annual Report or the proxy statement now or in the future, or if you want to request that only one copy of the Annual Report or proxy statement be sent to your address if you are currently receiving multiple copies.

We will also send you without charge a copy of our Annual Report on Form 10-K (excluding exhibits) that was filed with the Securities and Exchange Commission. You can contact the person identified above to make the request.

SECTION 16(A) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

The Company filed a late Form 4 for R. Allan Bradley on February 23, 2006. On February 16, Mr. Bradley deferred a portion of his bonus into the Company’s deferred compensation plan, in which his deferred compensation is tracked in phantom stock units. The deferral was not timely reported within the Company. The Company also filed a late Form 4 for Mr. Jepperson on June 14, 2006. Mr. Jepperson used 172 shares of Questar stock to pay taxes due upon the vesting of restricted shares. The use of the shares was not timely communicated within the Company.

The Company’s Corporate Secretary prepares reports for directors and executive officers based on information known and otherwise supplied. Based solely on a review of such information, the Company believes that all filing requirements, other than those referenced above, were satisfied for 2006.

24 QUESTAR 2007 PROXY STATEMENT

OTHER MATTERS

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before an annual meeting. A shareholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company’s Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of the meeting. The notice must set forth: (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company’s stock owned by each nominee; (4) a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

The Company’s Bylaws also require that any shareholder who is entitled to vote at the Annual Meeting, and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Corporate Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s Annual Meeting. Accordingly, such notice must be received no earlier than January 16, 2008, and no later than February 15, 2008. The notice generally must set forth (1) a brief description of the proposal; (2) the shareholder’s name, address, and stock ownership; and (3) any material interest of the shareholder in the proposal.

If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder upon written request to the Corporate Secretary.

The Company’s Corporate Governance Guidelines and Code of Business Ethics and Compliance Policy are available on the Company’s Web site at www.questar.com and in print at a shareholder’s request.

By Order of the

Board of Directors

Abigail L. Jones

Vice President, Compliance and

Corporate Secretary

QUESTAR 2007 PROXY STATEMENT	25

QUESTAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007

8:00 a.m., local time

1140 West 200 South

Salt Lake City, Utah

Questar Corporation 180 East 100 South P. O. Box 45433 Salt Lake City, Utah 84145-0433	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2007.

The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint KEITH O. RATTIE and GARY G. MICHAEL, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 15, 2007 at 8:00 a.m. local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 6, 2007, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY, USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/str/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Questar Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR the Election of Directors.

1. To elect five directors of the Company for three-year terms.	01 Teresa Beck 02 R.D. Cash 03 Robert E. McKee	04 Gary G. Michael 05 Charles B. Stanley	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title. If stock is held jointly, each joint owner should sign. If stock is owned by a corporation, please sign full corporate name by duly authorized officer.